Exhibit 7.1

Joseph Decosimo and Company, PLLC Tallan Building Suite 800 – Two Union Square Chattanooga, TN 37402 www.decosimo.com	Toll Free: [800] 782-8382 Voice: [423] 756-7100 Fax: [423] 756-0510

October 29, 2010

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	First Security Group, Inc.
Commission File Number 000-49747

We have received a copy of and are in agreement with statements made by First Security Group, Inc. in Item 4.02 captioned “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” of Form 8-K dated October 29, 2010.

/s/ Joseph Decosimo and Company, PLLC
Joseph Decosimo and Company, PLLC